Exhibit 2.5
               THIRD AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE

         THIS THIRD AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (the "Agreement") is made and entered into this _____ day of November, 2003 by and between NATIONAL RESIDENTIAL PROPERTIES, INC., a Nevada corporation (hereinafter referred to as the "Seller") and SALOMON YUKEN and/or assigns (hereinafter referred to as the "Purchaser").

                                   WITNESSETH:

         WHEREAS, the Seller and the Purchaser entered into and executed an Agreement for Purchase and Sale dated January 10, 2003 (the "Agreement"), pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the Seller's interest in and to the parcel of real property (the "Property") owned by the Seller located at 2217 N.W. 7th Street, Miami, Florida; and

         WHEREAS, the Seller and the Purchaser entered into and executed an Amendment to Agreement for Purchase and Sale dated May 8, 2003 (the "First Amendment"), pursuant to which certain of the terms and provisions contained within the Agreement were amended and modified; and

         WHEREAS, the Seller and the Purchaser entered into and executed a Second Amendment to Agreement for Purchase and Sale dated June __, 2003 (the "Second Amendment") pursuant to which certain of the terms and provisions contained within the Agreement were further amended and modified; and

         WHEREAS, the Seller and the Purchaser have agreed to further amend and modify certain of the terms and provisions contained within the Agreement, in the manner hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

         1. Simultaneously with the execution of this Amendment, the Purchaser shall deliver a check to the Seller in the amount of $35,753.00, representing:
(i) payment of a non-refundable closing date extension fee due to the Seller, in the amount of $25,000.00; (ii) reimbursement to the Seller for attorneys' fees incurred by the Seller for preparation of their Amendment, in the amount of $1,000.00; (iii) reimbursement to the Seller for a loan extension fee paid by the Seller to Home Equity Mortgage in the amount of $7,500.00; and (iv) reimbursement to the Seller for attorneys' fees incurred by the Seller with respect to the preparation of loan extension documents prepared by counsel for Home Equity Mortgage, in the amount of $2,253.00.

         2. The Closing Date, as said term is defined within Section 2.1 of the Agreement, shall be extended and shall be on or before January 10, 2004.

         3. From and after October 31, 2003, the Purchaser shall be liable and responsible for the payment of all expenses associated with the ownership and operation of the Property including, but not limited to, insurance premiums, real and personal property taxes, repairs to the existing structure upon the Property and all fees, costs and expenses relating to the Mortgages now encumbering the Property.

         4. Paragraphs 3, 4, 5, 6, 7 and 8, contained with the Second Amendment, shall remain in full force and effect, notwithstanding the execution and delivery of this Amendment.

         5. Except as herein modified and amended (and except as previously modified and amended by the terms and provisions of the First Amendment and the Second Amendment), each and every one of the terms, provisions, covenants and agreements contained within the Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, the Amendment has been entered into as of the date first set forth hereinabove.



WITNESSES:                                SELLER:

                                          NATIONAL RESIDENTIAL PROPERTIES, INC.
----------------------------------        a Nevada corporation
Printed Name:


Printed Name:/s/ CHRISTOPHER ASTROM                             By:
             ---------------------
             CHRISTOPHER ASTROM

                                   PURCHASER:


Printed Name:/s/SALOMON YUKEN
             ---------------------
             SALOMON YUKEN and/or assigns

Printed Name: